Exhibit 10.2

Alfred Escher-Strasse 50 8002 Zürich

21 May, 2021

Steve Kumar Arora

[Address]

Dear Steve:

RE:     Special Benefits

This letter agreement confirms the terms and conditions that are being presented to you in addition to the employment agreement with you and AXIS RE SE, Dublin (Zurich Branch) (“Company”) dated 21 May, 2021, as may be amended from time to time (the “Employment Agreement”).

Housing and Utilities Allowance

During 2021, the Company will pay you a one-time housing and utilities’ allowance of CHF 287,000, provided, however, the Company shall have no other obligations to you relating to any of your housing expenses.

Should you purchase a home during the term of this agreement, the Company will not provide you with additional financial assistance of any kind and you will be solely responsible for any adverse income tax affect which results from either the purchase or sale of a home.

Children’s School Allowance

During 2021, the Company will reimburse you up to CHF143,000 for your children’s tuition expense, subject to the Company’s receipt of appropriate supporting documentation. The Company shall have no other obligations to you relating to any of your children’s education expenses.

Taxation Preparation

The Company will reimburse you for reasonable expenses incurred in connection with the preparation of U.S. and Swiss tax returns for the 2020 and 2021 tax years.

Visa/Medical Examinations/Work Permits

The Company will assist you in obtaining any required visas and work permits.

Gross Payments

All payments to be made by the Company hereunder are gross, i.e. subject to the social security charges and other charges due under applicable law and the pension plan of the Company.

General

This agreement and the benefits outlined are contingent upon your being authorized to work and reside in Switzerland. If you lose your authorization to work in Switzerland at any time and for any reason during the term of the Employment Agreement, the Company may, at its sole discretion, consider all, or any portion of this agreement void.

Agreement

Nothing is this agreement shall be construed as a contractual guarantee of employment.

This agreement shall be governed by, and construed in accordance with, the substantial laws of Switzerland, without regard to its conflict of law’s provisions.

[Signature page immediately follows]

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Except as set forth in this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Sincerely,

AXIS RE SE, Dublin (Zurich Branch)

/s/ Tim Hennessy
Tim Hennessy, Non-Executive Director

Acknowledged and agreed this 21st day of May, 2021

/s/ Steve Kumar Arora
Steve Kumar Arora

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